Exhibit 99.1

Longs Reports Preliminary December Sales

WALNUT CREEK, CA (January 7, 2005) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $512.6 million for the five-week period ended December 30, 2004, a 3.0% decrease from sales of $528.3 million in the comparable period a year ago. Pharmacy sales were 41.1% of total drug store sales compared with 39.3% a year ago.

Preliminary December same-store sales decreased 3.4% from the comparable period last year. Pharmacy same-store sales increased 0.7% and front-end same-store sales decreased 6.1%. Last year, Longs estimated that December same-store sales were favorably impacted by 200 to 250 basis points as a result of the grocery strike in Southern California that began on October 11, 2003.

Preliminary quarter-to-date total sales of $861.2 million for the nine weeks ended December 30, 2004 were 2.4% lower than the $882.1 million reported in the comparable period last year. Pharmacy sales were 43.9% of total drug store sales during the period, compared with 42.1% a year ago. Same-store sales decreased 2.9%, with pharmacy same-store sales increasing 1.1% and front-end same-store sales decreasing 5.7%. Last year, Longs estimated that quarter-to-date same-store sales were favorably impacted by 200 to 250 basis points as a result of the Southern California grocery strike.

Despite weaker than anticipated sales quarter to date, the Company is reiterating its management outlook for fourth quarter net income. Longs’ goal is to achieve net income in the range of $0.36 to $0.41 per diluted share in the fourth quarter ending January 27, 2005 on same-store sales that are estimated to be 2.5 to 3.5 percent lower than fourth quarter last year.

Preliminary year-to-date total sales of $4.27 billion for the 48 weeks ended December 30, 2004 were 2.2% higher than the $4.18 billion reported in the comparable period last year. Pharmacy sales were 47.2% of total drug store sales during the period, compared with 46.1% a year ago. Same-store sales increased 0.8%, with pharmacy same-store sales increasing 2.9% and front-end same-store sales decreasing 0.9%.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, sales, earnings, gross profits, inventories, cost reductions and improved operational efficiencies, and are indicated by such words or phrases as “projects, expects, estimates, goals,” or similar words or phrases. These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions, consumer demand, new store openings, consumer reaction to remodeled stores, labor unrest, litigation, natural or manmade disasters, competition, relationships with vendors, the ability of the Company to execute its previously announced initiatives, legislative action or inaction, the Company’s ability to achieve real-time visibility into its inventories, and other factors discussed in the

Company’s media releases and in its reports filed with the Securities and Exchange Commission (SEC). Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 472 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.